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                                                             EXHIBIT 5



                          SECURED PROMISSORY NOTE
                          -----------------------


     $100,000                                New York, New York
                                             September 18, 1996


               FOR VALUE RECEIVED, the undersigned, MEGADATA CORPORATION, a New York corporation (hereinafter referred to as "Borrower"), hereby unconditionally PROMISES TO PAY to the order of G.S. BECKWITH GILBERT ("Lender"), or his permitted assigns, to an account designated by Lender, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE HUNDRED THOUSAND DOLLARS ($100,000), together with interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof, at an annual rate of 9% calculated on the basis of a 360-day year.

               If the warrant to purchase 700,000 shares of common stock of Borrower issued to Lender on the date hereof expires unexercised, the principal amount of the indebtedness evidenced hereby together with all accrued interest shall be payable on or prior to March 18, 1997. Notwithstanding the foregoing, the principal amount of the indebtedness evidenced hereby together with all accrued interest shall be immediately due and payable upon written notice to Borrower from Lender upon the happening of any of the following Events of Default:

               (a) Any representation or warranty in the Securities Purchase Agreement, dated the date hereof, between Borrower and Lender shall be untrue or incorrect in any material respect;

               (b) Any of the assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or any person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the
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     incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law;

               (c) A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

               (d) Borrower shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action;

               (e) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $100,000 in the aggregate shall be rendered against Borrower and the same shall not be vacated, stayed, bonded, paid or discharged for a period of thirty (30) days; or

               (f) Any other event shall have occurred which would have a material adverse effect on Borrower or its assets or financial condition in Lender's reasonable judgment and Lender shall have given Borrower at least twenty (20) days notice thereof.

               As security for any and all liabilities of the Borrower to Lender, now existing or hereafter arising hereunder, or otherwise, Lender is hereby given a lien upon and a security interest in any and all moneys or other property (i.e., goods and merchandise, as well as any and all documents relative thereto; also, funds, securities, choses in action and any and all other forms of property whether real, personal or mixed, and any right,

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     title or interest of the Borrower therein or thereto), and/or the proceeds thereof, including (without limitation of the foregoing) that in safekeeping or in which Borrower may have any interest, except for any real estate and equipment on which John Keller has been granted a first lien remaining in effect. In the event of the happening of any one or more Events of Default, Lender shall have all of the rights and remedies provided to a secured party by the Uniform Commercial Code in effect in New York State at that time and, in addition thereto, the Borrower further agrees that (1) in the event that notice is necessary, written notice delivered to the Borrower at its principal executive offices three business days prior to the date of public sale of the property subject to the lien and security interest created herein or prior to the date after which private sale or any other disposition of said property will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall be sufficient, (2) in the event of sale or other disposition of such property, Lender may apply the proceeds of any such sale or disposition to the satisfaction of Lender's reasonable attorneys' fees, legal expenses and other costs and expenses incurred in connection with the retaking, holding, preparing for sale, and selling of the property, and (3) without precluding any other methods of sale, the sale of property shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks disposing of similar property, but in any event, Lender may sell at his option on such terms as he may choose without assuming any credit risk and without any obligation to advertise.

               If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the then applicable rate during such extension.

               Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.
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               This Note has been executed, delivered and accepted in
     the State of New York and shall be interpreted, governed by, and construed in accordance with, the laws of the State of New York.


                                   MEGADATA CORPORATION


                                   By:__________________________
                                       Title:





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